Exhibit 10.29

THE CLOROX COMPANY
2011 NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective July 1, 2011)

ARTICLE I.
PURPOSE

     This Plan is designed to restore to selected employees of The Clorox Company and its Subsidiaries certain benefits that cannot be provided under The Clorox Company’s tax-qualified retirement plans. In addition, this Plan permits selected employees to defer bonuses and regular pay.

     This Plan is, in part, the successor plan to The Clorox Company 2005 Nonqualified Deferred Compensation Plan, as amended through July 1, 2011 (the “Prior Plan”). Effective June 30, 2011, no new restoration contributions shall be made to the Prior Plan (other than restoration contributions that relate to periods of service prior to July 1, 2011). Effective December 31, 2011, the Prior Plan shall be frozen and no new contributions or deferrals shall be made to it (other than elective deferrals that relate to periods of service prior to January 1, 2012). Notwithstanding anything herein to the contrary, any contributions and/or deferrals made under the Prior Plan shall continue to be governed by the terms and conditions of the Prior Plan.

     This Plan is intended to be a plan that is unfunded and that is maintained by The Clorox Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act. This Plan also is intended to comply with the requirements of Section 409A of the Code.

ARTICLE II.
DEFINITIONS

     In this Plan, the following terms have the meanings indicated below.

     2.01 “Account” means a bookkeeping entry used to record deferrals and contributions made on a Participant’s behalf under Article III of the Plan and gains and losses credited to these deferrals and contributions under Article IV of the Plan. The Account may have sub-accounts, including the Elective Deferral Sub-Account and the Company Contribution Sub-Account.

     2.02 “Beneficiary” means the person or persons, natural or otherwise, designated in writing, to receive a Participant’s vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant’s Beneficiary designation will be made pursuant to such procedures as the Committee may establish, and delivered to the Committee before the Participant’s death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee may establish. If the Committee has not received a Participant’s Beneficiary designation before the Participant’s death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant’s vested Account will be distributed to the Participant’s spouse if surviving at the Participant’s death, or if there is no such spouse, the Participant’s children in equal shares, or if none, the Participant’s estate.

     2.03 “Board” means the Board of Directors of the Company.

     2.04 “Bonus” means one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan, including an award under The Clorox Company Annual Incentive Plan and/or The Clorox Company Executive Incentive Compensation Plan and/or a Sales Added Compensation Plan.

     2.05 “Change in Control” means:

          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 50% of either the total fair market value or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during a 12 month period ending on the date of the most recent acquisition by such Person, 30% of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, including any acquisition which by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.06; or

          (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding any other provision in this Section 2.06, any transaction defined in Section 2.06(a) through (c) above that does not constitute a “change in the ownership or effective control” of the Company, or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulations 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change in Control for purposes of this Plan.

     2.06 “The Clorox Company 401(k) Plan” means The Clorox Company 401(k) Plan, as amended from time to time.

     2.07 “Code” means the Internal Revenue Code of 1986, as amended.

     2.08 “Committee” means the Company’s Employee Benefits Committee or another group appointed by the Management Development and Compensation Committee of the Company’s Board of Directors. The Committee has full, discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee’s full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

     2.09 “Company” means The Clorox Company, a Delaware corporation.

     2.10 “Company Contribution Sub-Account” means (i) the sum of amounts credited to Participant’s Company Contribution Sub-Account pursuant to Section 3.02, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Sub-Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Sub-Account.

     2.11 “Compensation Limit” means the indexed dollar limit of Section 401(a)(17) of the Code (which is $245,000 for 2011), which limits the compensation that can be taken into account when determining benefits under a tax-qualified retirement plan.

     2.12 “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s insurance plans.

     2.13 “Effective Date” means July 1, 2011.

     2.14 “Eligible Employee” means an employee of the Company or of a Subsidiary who has been selected by the Committee, and notified by the Company of eligibility, for Plan participation. An individual will cease to be an Eligible Employee on the earliest of (i) the date the individual ceases to be employed by the Company and all Subsidiaries, (ii) the date the Plan is terminated, or (iii) the date the Committee, in its discretion, determines that the individual is no longer an Eligible Employee. In addition to the foregoing, the Committee may, in its discretion, deny eligibility to any employee or group of employees who may previously have been Eligible Employees.

     2.15 “Elective Deferral Sub-Account” means (i) the amounts a Participant’s elects to defer under Section 3.01 that are credited to his or her Elective Deferral Sub-Account, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Elective Deferral Sub-Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Elective Deferral Sub-Account.

     2.16 “Employer” means the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom such entity would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

     2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     2.19 “Identification Date” means each December 31.

     2.20 “Measuring Fund” means one or more of the investment funds selected by the Committee pursuant to Article IV.

     2.21 “Mid-Year Entrant” means an Eligible Employee (i) who is first notified that he or she has been selected for Plan participation during the calendar year in which his or her Plan participation will begin, and (ii) who has not been a Participant for twenty-four (24) months preceding the date such Eligible Employee is so notified.

     2.22 “Participant” means a current or former Eligible Employee who retains an Account.

     2.23 “Plan” means The Clorox Company 2011 Nonqualified Deferred Compensation Plan, as amended from time to time.

     2.24 “Plan Year” means a calendar year.

     2.25 “Prior Plan” means The Clorox Company 2005 Nonqualified Deferred Compensation Plan as in effect on June 30, 2011.

     2.26 “Regular Pay” means the pre-tax amount of an Eligible Employee’s base salary. Regular Pay is determined on a “paycheck by paycheck” basis.

     2.27 “Section 409A” means Section 409A of the Code, as the same may be amended from time to time, and any successor statute to such section of the Code. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A, regulations issued by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a Beneficiary and any closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Board in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Board from time to time may elect to consult with respect to any such matter.

     2.28 “Separation from Service” means termination of employment with the Employer, other than by reason of death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to the Company or any of its Subsidiaries in a capacity other than as an employee and if the former employee is providing services at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Employer (or if employed by the Employer less than thirty-six months, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding thirty-six months of employment with the Employer (or if employed by the Employer less than thirty-six months, such lesser period).

     2.29 “Specified Employee” means a Participant who, on an Identification Date, is a “Specified Employee” as such term is defined in Section 409A. As of the Effective Date, a Specified Employee is:

          (a) An officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Specified Employees as of any Identification Date;

          (b) A five percent owner of the Company regardless of compensation; or

          (c) A one percent owner of the Company having annual compensation from the Company of more than $150,000.

If a Participant is identified as a Specified Employee on an Identification Date, then such Participant shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

     2.30 “Subsidiary” means shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in such chain.

     2.31 “Unforeseeable Emergency” shall have the meaning given to it in Section 409A. As of the Effective Date, the term means a severe financial hardship to the Participant or Beneficiary resulting from:

          (a) An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Section 152(a) of the Code); or

          (b) Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

          (c) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:

(x) Reimbursement or compensation, by insurance or otherwise;

(y) Liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship. Such assets shall include but not be limited to stock options, Company stock, and 401(k) plan balances; or

(z) Cessation of deferrals under the Plan.

An Unforeseeable Emergency under the Plan does not include (among other events):

(A) Sending a child to college; or

(B) Purchasing a home.

ARTICLE III.
DEFERRALS AND CONTRIBUTIONS

     3.01 Deferrals. An Eligible Employee may elect to defer up to 50% of his or her Regular Pay and up to 100% of each Bonus for which he or she is eligible, in the case of a deferral of a Bonus, net of any applicable withholding taxes to the extent required so that such applicable withholding taxes shall be satisfied from the Bonus, by submitting a written election to the Committee that satisfies such requirements, including such minimum deferral amounts, as the Committee may determine. Participants will be 100% vested in these deferrals. Notwithstanding anything herein to the contrary, no elective deferrals shall be made under this Plan for any period of service prior to January 1, 2012, other than deferral of a Bonus for the fiscal year ending June 30, 2012 that otherwise satisfies the provisions regarding performance-based compensation set forth in Section 3.01(a) below. Except as set forth in the preceding sentence, for periods of service prior to January 1, 2012, all elective deferrals shall be made under the Prior Plan.

          (a) Elections. Prior to the commencement of each calendar year, commencing with calendar year 2012, an Eligible Employee may make two separate deferral elections: an election to defer Regular Pay earned with respect to such calendar year and an election to defer any Bonus earned with respect to the fiscal year ending within such calendar year. Elections must be made before the beginning of the calendar year in which the Regular Pay is earned, and with respect to a Bonus that qualifies as performance-based compensation under Section 409A of the Code, no less than 6 months before the end of the applicable bonus performance period. An election is irrevocable after it is made and shall remain in effect for the next calendar year with respect to a deferral election for Regular Pay and for the then current fiscal year with respect to a deferral election for a Bonus payable based upon performance for that current fiscal year (except in the case of an election by a Mid-Year Entrant, in which case the election shall remain in effect during the calendar year in which the election is made); provided, however, that a Participant’s election shall be cancelled for the remainder of any calendar year in which such Participant receives a distribution on account of an Unforeseeable Emergency and thereafter the Participant must submit a new election to resume participation in the Plan at a time prescribed by the Company in its sole discretion.

          (b) Late Election. If an Eligible Employee does not make a timely election for an upcoming calendar year, no deferral will be made on behalf of that Eligible Employee with regard to that election for that upcoming calendar year.

          (c) Initial Election. Notwithstanding the timing provisions in paragraph (a) above, a Mid-Year Entrant who is first notified that he is eligible to participate in the Plan on or before October 1 of any calendar year may elect within 30 days after the date the Mid-Year Entrant is notified of his or her eligibility to defer (i) Regular Pay for services to be performed subsequent to the date the election is made and (ii) Bonus earned for services after the effective date of the initial election. An initial election made pursuant to this paragraph (c) shall remain in effect until the end of the calendar year in which it is made.

     3.02 Restoration Contributions. Subject to paragraphs (c) and (d), Accounts will be credited with restoration contributions as described below. Notwithstanding anything herein to the contrary, no restoration contributions shall be made to this Plan for any period of service prior to July 1, 2011. For periods of service prior to July 1, 2011, all restoration contributions shall be made to the Prior Plan. Notwithstanding anything herein to the contrary, with respect to restoration contributions with respect to periods of service between July 1, 2011 and December 31, 2011, elections made with respect to restoration contributions under the Prior Plan for periods of service between January 1, 2011 and July 1, 2011 shall be considered elections made under this Plan.

          (a) Contributions. The amount of an Eligible Employee’s restoration contribution for a Plan Year shall be equal to the amount that would have been contributed by the Company to The Clorox Company 401(k) Plan with respect to such Eligible Employee but for (i) the application of the Compensation Limit and (ii) amounts voluntarily deferred under this Plan or, with respect to periods of service between July 1, 2011 and December 31, 2011, the Prior Plan. Such Company contributions may (but need not) include amounts equal to the matching, profit sharing and/or other nonelective contributions that would have been made for a Plan Year on the Eligible Employee’s behalf under The Clorox Company 401(k) Plan but for (i) the application of the Compensation Limit and (ii) amounts voluntarily deferred under this Plan or the Prior Plan, as applicable.

          (b) Crediting. Restoration contributions will be credited to Participants’ Account as of the date specified by the Committee.

          (c) Vesting. Participants will vest in their restoration contributions at the same percentage rate that they vest in the Company contributions to which the restoration contributions relate.

          (d) Restrictions.

               (i) Participation. If an Eligible Employee does not receive any actual Company contributions under The Clorox Company 401(k) Plan for a given Plan Year, that Eligible Employee will not receive a restoration contribution under this Plan for that year.

               (ii) Eligible Employee. In order to receive a restoration contribution under this Plan with respect to a given Plan Year, an individual must have been an Eligible Employee during that Plan Year, as the case may be, but the individual need not be an Eligible Employee on the date the restoration contribution is actually made.

     3.03 Discretionary Company Contributions.

          (a) Contributions. For each Plan Year of the Company or at such other times as the Committee may determine, the Company may credit a Participant with a discretionary contribution under the Plan. Such contribution, if any, and the amount thereof, will be determined in the sole and absolute discretion of the Committee, and to such Participants or groups or categories of Participants as shall be determined in the sole and absolute discretion of the Committee.

          (b) Crediting. Any discretionary contributions will be credited to Participants’ Account as of the date specified by the Committee.

          (c) Vesting. The terms and conditions of vesting of a discretionary contribution shall be determined by the Committee in its sole discretion and shall not be required to possess the same terms and conditions as any prior discretionary or restoration contribution made under the Plan.

ARTICLE IV.
EARNINGS

     4.01 General. A Participant’s Account shall be credited with earnings in accordance with this Article IV.

     4.02 Investment Options. The Committee shall select the Measuring Funds whose performance will measure the amounts to be credited under Section 4.03 to the Participants’ Accounts. The selection of Measuring Funds shall be for bookkeeping purposes only, and the Company shall not be obligated actually to invest any money in the Measuring Funds, or to acquire or maintain any actual investment. The Committee may, in its discretion, change its selection of the Measuring Funds at any time. If a Participant has elected pursuant to this Section 4.02 to invest all or a portion of his Account in a Measuring Fund which the Committee decides to discontinue, such portion of his Account shall be invested after such discontinuance in the continuing Measuring Fund which the Committee determines, in its discretion, most nearly resembles the discontinued Measuring Fund. The Committee shall provide each Participant with a list of the Measuring Funds available for hypothetical investment, and the Participant shall designate, on a form provided by the Committee, one or more of such Measuring Funds in which his Account will be deemed to be invested. The Committee, in its discretion, shall designate the times, procedures and limitations for the designation of hypothetical investments by Participants of their Accounts among the Measuring Funds (including, but not limited to, the times when a Participant may change his hypothetical investments, the increments (expressed as a dollar amount or as a percentage of the Participant’s Account) in which a Participant may choose to make a hypothetical investment in a Measuring Fund, and any minimum increment (expressed as a dollar amount or as a percentage of the Participant’s Account) that may be deemed to be invested in a Measuring Fund); provided, however, that a Participant may make a selection of a hypothetical investment in a Measuring Fund on a prospective basis only.

     4.03 Earnings Credits. The Committee shall determine, in its discretion, the exact times and methods for crediting or charging each Participant’s Account (and such Participant’s Elective Deferral Sub-Account, Company Contribution Sub-Account) with the earnings, gains, losses, and changes in value of the Measuring Funds selected by the Participant. The Committee may, at any time, change the timing or methods for crediting or debiting earnings, gains, losses, and changes in value of Measuring Funds.

ARTICLE V.
DISTRIBUTIONS

     5.01 Distribution Elections.

          (a) Initial Election for Elective Deferrals. Each year preceding the Plan Year, a Participant will elect, in writing, which of the distribution options described in Section 5.02 will govern payment of the deferrals and applicable earnings credited thereon to Participant’s Account for the following Plan Year. The election made under this paragraph (a) shall be irrevocable as of the first day of the applicable Plan Year. If a Participant elects to receive an in-service distribution (as described in Section 5.02(b)), the year in which such distribution is elected to be made must be at least three years after the Plan Year to which the election pertains.

          (b) Initial Election for Restoration Contributions. Upon commencement of participation in the Plan, each Participant will irrevocably elect, in writing, which of the distribution options described in Section 5.02(a) will govern payment of all of contributions to the Participant’s Company Contribution Sub-Account and applicable earnings thereon, as well as any portion of the Participant’s Elective Deferral Sub-Account that is not distributed prior to the Participant’s Separation from Service. In no event will a Participant be permitted to elect an in-service distribution of the Participant’s Company Contribution Sub-Account.

          (c) Subsequent Elections for Elective Deferrals. A Participant may change the time and form of a distribution election (whether payable in-service or upon or following Separation From Service) with respect to all or a portion of his or her Account by submitting the change to the Committee, in writing, at least one calendar year before the originally scheduled distribution date, provided that the new distribution date is at least five years after the originally scheduled distribution date. A change election made under this paragraph (c) shall be irrevocable as of the date that is one year prior to the originally scheduled distribution date. If such a subsequent election is not valid because, for example, it is not made in a timely manner, the Participant’s most recent effective distribution election will govern the payment of the Participant’s Account.

     5.02 Distribution Options.

          (a) Separation from Service. A Participant’s vested Account will be distributed to the Participant upon the Participant’s Separation from Service. A Participant may elect a distribution upon his or her Separation from Service in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:

(i)	Lump Sum. Payment in one lump sum within 90 days following the date of the Participant’s Separation from Service.

(ii)	Installments. Payment in up to fifteen annual installments. Installment distributions will commence on January 1 of the calendar year immediately following the Participant’s Separation from Service. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

     (b) In-Service Distributions. A Participant’s Elective Deferral Sub-Accounts may be distributed to the Participant on a specified date elected by the Participant in one of the following forms, subject to the timing requirements outlined in paragraph (c) below:

(i)	Lump Sum. Payment in one lump sum on the date specified by the Participant.

(ii)	Installments. Payment in up to four annual installments commencing on the date specified by the Participant. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

Notwithstanding an election pursuant to this paragraph (b), if a Participant Separates from Service prior to the specified in-service distribution date, the Participant’s vested Account shall be distributed pursuant to his or her election under paragraph (a) above.

          (c) Timing. Subject to the provisions of paragraph (e) below, payments made pursuant to paragraphs (a) and (b) above, will be made as soon as administratively practicable, but not later than 90 days after the dates properly elected by the Participant.

          (d) Default Distribution. If the Committee does not have a proper distribution election on file for a portion or all of a Participant’s Account , the vested portion of that Participant’s Account will be distributed to the Participant, following the Participant’s Separation from Service, in one lump sum as soon as administratively practicable, but not later than 90 days after the Participant’s Separation from Service.

          (e) Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section 5.02 to the contrary, a distribution scheduled to be made to a Participant upon his or her Separation from Service who is identified as a Specified Employee as of the date he Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5.02 during the six-month period following the Participant’s Separation from Service shall be made as soon as administratively practicable, but not later than 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Specified Employee shall be made by the Committee in its sole discretion in accordance with Section 2.31 of the Plan and Sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

          (f) Limited Cashout. Notwithstanding the foregoing or anything in this Plan to the contrary, to the extent that the sum of Participant’s Account and account balance for any other plan or arrangement with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation § 1.409A-1(c)(2) is less than the limit under Section 402(g)(1)(A) of the Code at the time of Separation from Service, to the extent permitted by Section 409A and the regulations promulgated thereunder, the Company may cause the Account to be paid in a lump sum.

     5.03 Rehire. If a Participant was not 100% vested in his or her Company Contribution Sub-Account upon Separation from Service and the Participant again becomes an Eligible Employee, unvested amounts that were forfeited (if any) from the Participant’s Company Contribution Sub-Account may be restored to the extent required to satisfy Section 3.02(d) of the Plan; provided, however, that any unvested amounts shall be restored to the extent that any unvested amounts under the underlying qualified plan(s) are restored.

     5.04 Subsequent Credits. Amounts, if any, that, following a Participant’s Separation from Service, become payable or credited to the Participant’s Account after distributions have begun from that Account, and before the Participant is rehired, will be paid out pursuant to the distribution election in effect for that Participant upon his or her Separation from Service; provided, however, to the extent the Participant’s Account was paid to the Participant following the Participant’s Separation from Service in a lump sum distribution, such subsequent amounts shall be paid to the Participant, subject to Section 5.02(e) in a single lump sum payment within 30 days following the payment/crediting date thereof.

     5.05 Death or Disability. If a Participant dies or becomes Disabled with a vested amount in his or her Account, whether or not the Participant was receiving distributions from that Account at the time of his or her death or Disability, the Participant or his or her Beneficiary will receive the entire vested amount in the Participant’s Account in accordance with the distribution election made by the Participant. Such election must be made no later than the time of the Participant’s initial deferral election made in accordance with Article V in one of the following forms, subject to the timing requirements outlined in Section 5.02(c) above:

(a)	Lump Sum. Payment in one lump sum.

(b)	Installments. Payment in up to fifteen annual installments. Installment distributions will commence on January 1 of the calendar year immediately following the Participant’s death or Disability. For purposes of this Plan, installment payments shall be treated as a single distribution under Section 409A of the Code.

If no valid election is on file, the vested portion of Participant’s Account shall be distributed in a single lump sum. Distributions under this Section 5.05 shall be made as soon as administratively practicable, but not later than 90 days after Participant is determined to have a Disability or Participant’s death, as applicable.

     5.06 Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, and upon application by such Participant, the Committee may determine at its sole discretion that payment of all, or part, of such Participant’s Account shall be made in one lump sum payment with the last payroll of the month following the month in which the distribution is approved by the Committee. Payments due to a Participant’s Unforeseeable Emergency shall be permitted only to the extent reasonably required to satisfy the Participant’s need.

     5.07 Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the regulations promulgated thereunder.

     5.08 Withholding. The Company will deduct from Plan distributions, or from other compensation payable to a Participant or Beneficiary, amounts required by law to be withheld for taxes with respect to benefits under this Plan. The Company reserves the right to reduce any deferral or contribution that would otherwise be made to this Plan on behalf of a Participant by a reasonable amount, and to use all or a portion of this reduction to satisfy the Participant’s tax liabilities under this Section 5.08.

ARTICLE VI.
MISCELLANEOUS

     6.01 Limitation of Rights. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity.

     6.02 Satisfaction of Claims. Payments to a Participant, the Participant’s legal representative, or Beneficiary in accordance with the terms of this Plan will, to the extent thereof, be in full satisfaction of all claims that person may have hereunder against the Committee, the Company, and all Subsidiaries, any of which may require, as a condition to payment, that the recipient execute a receipt and release in a form determined by the Committee, the Company, or a Subsidiary.

     6.03 Claims and Review Procedure.

          (a) Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with The Clorox Company Executive Compensation Manager. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6.03.

          (b) Formal Benefits Claim — Review by Executive Compensation Manager. A Participant or Beneficiary may make a written request for review of any matter concerning his or her benefits under this Plan. The claim must be addressed to The Clorox Company 2011 Nonqualified Deferred Compensation Plan, Attn: Executive Compensation Manager 1221 Broadway, Oakland, California 94612-1888. The Executive Compensation Manager shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Compensation Manager shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Compensation Manager expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

          (c) Notice of Denied Request. If the Executive Compensation Manager denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in paragraph (b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

          (d) Appeal to Committee.

               (i) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: The Clorox Company 2011 Nonqualified Deferred Compensation Plan, 1221 Broadway, Oakland, California 94612-1888. The Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

               (ii) The Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

               (iii) The Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Committee expects to reach a decision on the appeal.

               (iv) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

               (v) The decision of the Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

          (e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with paragraph (b) above, has been notified that the claim is denied in accordance with paragraph (c) above, has filed a written request for a review of the claim in accordance with paragraph (d) above, and has been notified in writing that the Committee has affirmed the denial of the claim in accordance with paragraph (d) above; provided, however, that an action for benefits may be brought after the Executive Compensation Manager or Committee has failed to act on the claim within the time prescribed in paragraph (b) and paragraph (d), respectively.

     6.04 Indemnification. The Company and its Subsidiaries will indemnify the Committee, the Board, and employees of the Company and its Subsidiaries to whom responsibilities have been delegated under the Plan for all liabilities and expenses arising from an act or omission in the management of the Plan if the person to be indemnified did not act dishonestly or otherwise in willful violation of the law under which the liability or expense arises.

     6.05 Assignment.

          (a) General. To the fullest extent permitted by law, rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

          (b) Domestic Relations Orders. The procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent pertinent. Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order; provided, however, that no portion of the Participant’s unvested Account may be awarded to an alternate payee.

     6.06 Lost Recipients. If the Committee cannot locate a person entitled to payment of a Plan benefit after a reasonable search, the Committee may at any time thereafter treat that person’s Account as forfeited and amounts credited to that Account will revert to the Company. If the lost person subsequently presents the Committee with a valid claim for the forfeited benefit amount, the Company will pay that person the amount forfeited.

     6.07 Amendment. The Board may, at any time, amend the Plan in writing. In addition, the Committee may amend the Plan (other than this Section 6.07) in writing, provided that the amendment will not cause any substantial increase in cost to the Company or to any Subsidiary. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant’s Beneficiary), adversely affect the Participant’s or the Beneficiary’s rights and obligations under the Plan with respect to amounts already credited to a Participant’s Account, unless such amendment is required to comply with any provision of the Code, ERISA or other applicable law.

     6.08 Termination.

          (a) General. The Board may terminate the Plan at any time and in the Board’s discretion the Accounts of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Sections 5.02(a) or 5.02(b) of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Company shall terminate all plans and arrangements (which would be treated as aggregated and having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2)(i)(A)) with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.

          (b) Change in Control. The Board, in its discretion, may terminate the Plan thirty days prior to or twelve months following a Change in Control and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all plans and arrangements (which would be treated as aggregated and having been deferred under a single plan under Treasury Regulation § 1.409A-1(c)(2)(i)(A)) sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.

          (c) Dissolution or Bankruptcy. The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

     6.09 Applicable Law. To the extent not governed by Federal law, the Plan is governed by the laws of the State of California without choice of law rules.

     6.10 Severability. If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     6.11 No Funding. The Plan constitutes a promise by the Company and its Subsidiaries to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company and its Subsidiaries. Plan benefits will be paid from the general assets of the Company and its Subsidiaries and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company or its Subsidiaries. In all events, it is the intention of the Company, all Subsidiaries and all Participants that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

     6.12 Authority to Establish a Grantor Trust. The Committee is authorized in its sole discretion to establish a grantor trust for the purpose of providing security for the payment of Accounts under the Plan; provided, however, that no Participant or Beneficiary shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or of its Subsidiaries as a result of the creation of such trust or the transfer of funds or other property to such trust. The Committee may establish such a trust at any time, including without limitation the time of a Change in Control.

     6.13 Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any distributions hereunder comply with the requirements of Section 409A. Any provision that would cause the Plan or any distributions granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

     IN WITNESS WHEREOF, The Clorox Company has caused this Plan to be executed by its duly authorized representative on the date indicated below.

THE CLOROX COMPANY

NAME:	DATE

TITLE: